                              CONFIRMING STATEMENT

        This Statement confirms that the undersigned, Rod Bond, has authorized and designated John K. Penver, Catherine Brophy and Maya Walker to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Active Power, Inc. The authority of John K.
Penver, Catherine Brophy and Maya Walker under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Active
Power, Inc., unless earlier revoked in writing. The undersigned acknowledges that John K. Penver, Catherine Brophy and Maya Walker are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

Date:  October 11, 2006                 /s/ Rodney S. Bond
                                        ----------------------------------------
                                        Rodney S. Bond